EXHIBIT 99.7

 ADDITIONAL SERIES B MUNIFUND PREFERRED SHARES (MFP) PURCHASE AGREEMENT

dated as of

September 5, 2024

between

Nuveen ENHANCED HIGH YIELD MUNICIPAL BOND Fund,

as Issuer

and

TORONTO-DOMINION INVESTMENTS, INC.

as Purchaser

(HYIF Series B MFP – VARIABLE RATE MODE—ADJUSTABLE RATE)

CUSIP: 670686 500

CONTENTS

SECTION			PAGE

ARTICLE I DEFINITIONS			1

	1.1	Incorporation of Certain Definitions by Reference; Initial Series B VRM-MFP Shares Purchase Agreement and 2023 Additional Series B VRM-MFP Shares Purchase Agreement	5

ARTICLE II PURCHASE AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEES			6

	2.1	Purchase and Transfer of the MFP Shares	6
	2.2	Consent	6
	2.3	Operating Expenses; Fees	6
	2.4	Additional Fee for Failure to Comply with Reporting Requirement	7

ARTICLE III CONDITIONS TO EFFECTIVE DATE			7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE FUND			8

	4.1	Existence	8
	4.2	Authorization; Contravention	8
	4.3	Binding Effect	8
	4.4	Financial Information	9
	4.5	Litigation	9
	4.6	Consents	9
	4.7	Incorporation of Additional Representations and Warranties	9
	4.8	Complete and Correct Information	9
	4.9	Memorandum	10
	4.10	1940 Act Registration	10
	4.11	Effective Leverage Ratio; Asset Coverage	10
	4.12	Eligible Assets	10
	4.13	[Reserved]	10
	4.14	Due Diligence	10
	4.15	Certain Fees	10
	4.16	Capitalization	10

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER			11
			11
	5.1	Existence	11
	5.2	Authorization; Contravention	11
	5.3	Binding Effect	11
	5.4	Own Account	11
	5.5	Litigation	11
	5.6	Consents	11
	5.7	The Purchaser’s Status	12
	5.8	Experience of the Purchaser	12
	5.9	Certain Transactions	12
	5.10	Access to Information	12
	5.11	Due Diligence	12
	5.12	Certain Fees	12

ARTICLE VI COVENANTS OF THE FUND			13

	6.1	Information	13
	6.2	No Amendment or Certain Other Actions Without Consent of the Purchaser	15
	6.3	Maintenance of Existence	15
	6.4	Tax Status of the Fund	15
	6.5	Payment Obligations	15
	6.6	Compliance With Law	15
	6.7	Maintenance of Approvals: Filings, Etc	15

6.8	Inspection Rights	16
6.9	Litigation, Etc	16
6.10	1940 Act Registration	16
6.11	Eligible Assets	16
6.12	[Reserved]	16
6.13	Other Portfolio Investment Covenants	16
6.14	Tender and Paying Agent	17
6.15	Cooperation in the Sale of the MFP Shares	17
6.16	Use of Proceeds	18
6.17	Securities Depository	18
6.18	Future Agreements	18

ARTICLE VII MISCELLANEOUS		18

7.1	Notices	18
7.2	No Waivers	19
7.3	Expenses and Indemnification	19
7.4	Amendments and Waivers	21
7.5	Successors and Assigns	21
7.6	Term of this Agreement	22
7.7	Governing Law	22
7.8	Waiver of Jury Trial	22
7.9	Counterparts and Electronic Signatures	22
7.10	Beneficiaries	23
7.11	Entire Agreement	23
7.12	Relationship to the Statement and Variable Rate Mode Supplement	23
7.13	Confidentiality	23
7.14	Severability	23
7.15	Consent Rights of the Majority Participants to Certain Actions	24
7.16	Disclaimer of Liability of Officers, Trustees and Shareholders	25
7.17	Transition Remarketing	25

ADDITIONAL SERIES B MUNIFUND PREFERRED SHARES (MFP) PURCHASE AGREEMENT dated as of September 5, 2024, between NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND, a closed-end fund organized as a Massachusetts business trust, as issuer (the “Fund”), and TORONTO-DOMINION INVESTMENTS, INC. as the purchaser of the MFP Shares (as defined below) hereunder (the “Purchaser”).

WHEREAS, the Fund has 850 Series B MuniFund Preferred Shares (the “Existing Series B MFP Shares”) issued and outstanding pursuant to the Statement (as defined below), as modified by the Variable Rate Mode Supplement (as defined below), acquired by the Purchaser on July 13, 2023 and December 7, 2024;

WHEREAS, the Fund has authorized the issuance pursuant to the Statement, as modified by the Variable Rate Mode Supplement as supplemented by the Offered Series B MFP Supplement (as defined below), to the Purchaser of 600 additional Series B MuniFund Preferred Shares (the “Additional MFP Shares” and, together with the Existing Series B MFP Shares, the “MFP Shares”) as set forth on Schedule 1 hereto, which are subject to this Agreement;

WHEREAS, as an inducement to the Purchaser to purchase the Additional MFP Shares from the Fund, the Fund now desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Fund and the Additional MFP Shares and, as applicable, the MFP Shares; and

WHEREAS, as an inducement to the Fund to issue and sell the Additional MFP Shares to the Purchaser, the Purchaser desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Purchaser and the Additional MFP Shares and, as applicable, the MFP Shares.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

“2023 Offered Series B MFP Supplement” means the supplement to the Variable Rate Mode Supplement with respect to the additional MFP Shares issued in connection with the 2023 Series B VRM-MFP Shares Purchase Agreement.

“2023 Series B VRM-MFP Shares Purchase Agreement” means the Additional Series B VRM-MFP Shares Purchase Agreement, dated December 7, 2023, between the Fund and the Purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Additional Amount Payment” has the meaning set forth in the Variable Rate Mode Supplement.

“Agreement” means this Additional Series B MuniFund Preferred Shares (MFP) Purchase Agreement, dated as of September 5, 2024, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Spread” has the meaning set forth in the Variable Rate Mode Supplement.

“Asset Coverage” has the meaning set forth in the Statement.

“Beneficial Owner” has the meaning set forth in the Statement.

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“Board of Trustees” has the meaning set forth in the Statement.

“Business Day” has the meaning set forth in the Statement.

“Closed-End Funds” has the meaning set forth in Section 2.1(b).

“Code” has the meaning set forth in the Statement.

“Common Shares” has the meaning set forth in the Statement.

“Date of Original Issue” has the meaning set forth in the Statement.

“Declaration” has the meaning set forth in the Statement.

“Derivative Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, repurchase transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Dividend Payment Date” has the meaning set forth in the Variable Rate Mode Supplement.

“Dividend Rate” has the meaning set forth in the Variable Rate Mode Supplement.

“Dividend Reset Period” has the meaning set forth in the Variable Rate Mode Supplement.

“Due Diligence Request” means the due diligence request letter from Chapman and Cutler LLP dated June 28, 2023.

“Effective Date” means September 5, 2024 subject to the satisfaction or waiver of the conditions specified in Article III.

“Effective Leverage Ratio” has the meaning set forth in the Variable Rate Mode Supplement.

“Eligible Assets” means the instruments in which the Fund may invest as described in Exhibit B to this Agreement, which may be amended from time to time with the prior written consent of the Purchaser.

“Fee Rate” means initially 0.25% per annum, which shall be subject to increase cumulatively by 0.25% per annum for each Week in respect of which any Reporting Failure has occurred and is continuing.

“Force Majeure Exception” means, for purposes of Section 2.4, any failure or delay in the performance of the Fund’s reporting obligations under Section 6.1(o) or 6.1(p) arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; acts of civil or military authority and governmental action.  The Fund shall use commercially reasonable efforts to commence performance of its obligations during any of the foregoing circumstances.

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“Fund” has the meaning set forth in the preamble to this Agreement.

“Holder” has the meaning set forth in the Statement.

The word “including” means “including without limitation.”

“Indemnified Persons” means the Purchaser and its affiliates and directors, officers, partners, employees, agents, representatives and control persons entitled to indemnification by the Fund under Section 7.3.

“Information” has the meaning set forth in Section 7.13.

“Initial Mode” has the meaning set forth in the Variable Rate Mode Supplement.

“Initial Series B VRM-MFP Shares Purchase Agreement” means the Initial Series B MuniFund Preferred Shares (MFP) Purchase Agreement, dated as of July 13, 2023, between the Fund and the Purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Investment Adviser” means Nuveen Fund Advisors, LLC, or any successor company or entity.

“Liquidation Preference” means, with respect to a given number of MFP Shares, $100,000 times that number.

“Liquidity Account Investments” means (i) any Deposit Security, (ii) any other security or investment owned by the Fund that is rated at least B- or the equivalent rating by at least one NRSRO, and (iii) if there is no Purchaser at the relevant time of determination, any other security or investment owned by the Fund that is unrated but judged to be of comparable quality by the Sub-Adviser, or, if there is a Purchaser at the relevant time of determination, any other security or investment owned by the Fund that, subject to the prior approval of the Purchaser, is earmarked by the Fund as a Liquidity Account Investment; provided, that this definition of Liquidity Account Investments is subject to the agreement in Section 6.13 hereof and any further agreements or modifications as may be agreed from time to time between the Fund and the Purchaser.

“Majority Participants” means the Holder(s) of more than 50% of the Outstanding MFP Shares.

“Managed Assets” means the total assets of the Fund, minus the sum of its accrued liabilities (other than Fund liabilities for the express purpose of creating leverage). Total assets for this purpose shall include assets attributable to the Fund’s use of leverage (whether or not those assets are reflected in the Fund’s financial statements for purposes of generally accepted accounting principles), and derivatives will be valued at their market value.

“Market Value” has the meaning set forth in the Statement.

“Memorandum” means the Offering Memorandum dated September 3, 2024, as supplemented by the Pricing Supplement in respect of the Fund’s offering of Additional MFP Shares, as the same may be amended, revised or supplemented from time to time.

“MFP Shares” has the meaning set forth in the recitals to this Agreement.

“Minimum VRM Asset Coverage” means Asset Coverage of 270%.

“Mode” has the meaning set forth in the Statement.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

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“Municipal Securities” means municipal securities as described under “The Fund’s Investments—Municipal Securities” in the Memorandum.

“New Mode Commencement Date” has the meaning set forth in Section 7.17(b).

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“NRSRO” has the meaning set forth in the Statement.

“Nuveen Persons” means the Investment Adviser or any affiliated person of the Investment Adviser (as defined in Section 2(a)(3) of the 1940 Act) (other than the Fund, in the case of a redemption or purchase of MFP Shares which are to be cancelled within ten (10) days of purchase by the Fund).

“Offered Series B MFP Supplement” means the supplement to the Variable Rate Mode Supplement with respect to the Additional MFP Shares.

“Optional Redemption Premium” has the meaning set forth in the Variable Rate Mode Supplement.

The word “or” is used in its inclusive sense.

“Outstanding” has the meaning set forth in the Statement.

“Person” has the meaning set forth in the Statement.

“Placement Agent” means Nuveen Securities, LLC.

“Placement Agreement” means the placement agreement, dated as of September 3, 2024, among the Fund, the Investment Adviser and Nuveen Securities, LLC with respect to the offering and sale of the Additional MFP Shares.

“Preferred Shares” has the meaning set forth in the Statement.

“Pricing Supplement” means the pricing supplement dated September 3, 2024, accompanying the Offering Memorandum dated September 3, 2024 in respect of the Fund’s offering of Additional MFP Shares, as amended, revised or supplemented from time to time.

“Purchase Price” means, in respect of the Additional MFP Shares sold to the Purchaser, U.S. $60,000,000.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Rating Agency” means, at any time, each of Moody’s and any other NRSRO, in each case, providing a rating for the MFP Shares pursuant to the request of the Fund at such time.

“Rating Agency Guidelines” means the guidelines provided by any Rating Agency, as they exist from time to time, applied by such Rating Agency in connection with the Rating Agency’s rating of the MFP Shares.

“Related Documents” means this Agreement, the Declaration, the Statement, the Variable Rate Mode Supplement, the MFP Shares and the by-laws of the Fund, as amended from time to time.

“Replacement” has the meaning set forth in Section 7.15.

“Reporting Date” has the meaning set forth in Section 6.1(o).

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“Reporting Failure” has the meaning set forth in Section 2.4.

“S&P” means S&P Global Ratings, a Division of S&P Global Inc., and its successors.

“SEC” has the meaning set forth in Section 6.1(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Depository” has the meaning set forth in the Statement.

“Statement” means the Statement Establishing and Fixing the Rights and Preferences of Series B MuniFund Preferred Shares, effective July 13, 2023, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, including by any Supplement thereto applicable for the period of the Mode established by such Supplement.

“Sub-Adviser” means Nuveen Asset Management, LLC, the Fund’s sub-adviser, which is a subsidiary of the Investment Adviser.

“Supplement” means the Variable Rate Mode Supplement or any further supplement to the Statement designating a Mode pursuant to Section 4 of the Statement.

“Tender and Paying Agent” means The Bank of New York Mellon or, with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), any successor Person, which has entered into an agreement with the Fund to act in such capacity as the Fund’s tender agent, transfer agent, registrar, dividend disbursing agent, paying agent, redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to MFP Shares.

“TOB Increase Event” has the meaning set forth in Section 6.13.

“Transition Remarketing” has the meaning set forth in the Variable Rate Mode Supplement.

“Variable Rate Mode” means the Initial Mode established for the MFP Shares by the terms and conditions of the Statement as modified by the Variable Rate Mode Supplement.

“Variable Rate Mode Supplement” means the Supplement included as Appendix A to the Statement relating to the Initial Mode, as supplemented by the 2023 Offered Series B MFP Supplement, and as further supplemented by the Offered Series B MFP Supplement, and as it may be further amended or supplemented from time to time.

“Week” means a period of seven (7) consecutive calendar days.

“written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.

1.1 Incorporation of Certain Definitions by Reference; Initial Series B VRM-MFP Shares Purchase Agreementand 2023 Series B VRM-MFP Shares Purchase Agreement

(a)

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Statement or the Variable Rate Mode Supplement.

(b)

The Fund and the Purchaser acknowledge and agree that (i) the each of the Initial Series B VRM-MFP Shares Purchase Agreement and 2023 Additional Series B VRM-MFP Shares Purchase Agreement remain in full force and effect, subject to termination in accordance with each agreements terms and (ii) compliance with any provision of Section 2.4, Article VI, Section 7.1 or Section 7.15 of this Agreement, the Initial Series B VRM-MFP Shares Purchase Agreement or the 2023 Additional Series B VRM-MFP Shares Purchase Agreement shall be deemed to constitute compliance with the applicable provision of both agreements.

5

ARTICLE II

PURCHASE AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEES

2.1 Purchase and Transfer of the MFP Shares

(a)

On the Effective Date the Purchaser will acquire 600 Additional MFP Shares sold on initial issuance in a transaction (which, based upon the representations of the Fund and the Purchaser herein, is exempt from registration under the Securities Act), by payment of the Purchase Price to or upon the order of the Fund by wire transfer payable in same-day funds to an account specified by the Fund.

(b)

The Purchaser agrees that it may make offers and sales of the MFP Shares in compliance with the Securities Act and applicable state securities laws only to Persons that are both (1)(i) Persons that it reasonably believes are QIBs that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange ("Closed-End Funds"), banks (or affiliates of banks), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) trusts in which all investors are Persons that the Purchaser reasonably believes are QIBs that are Closed-End Funds, banks (or affiliates of banks), insurance companies or registered open-end management investment companies or (iii) other investors with the prior written consent of the Fund and (2) Persons that are either (i) not a Nuveen Person or (ii) a Nuveen Person, provided that (x) such Nuveen Person would, after such sale and transfer own not more than 20% of the Outstanding MFP Shares, or (y) the prior written consent of the Fund and the holders of more than 50% of the Outstanding MFP Shares has been obtained. Any transfer in violation of the foregoing restrictions shall be void ab initio. In connection with any transfer of the MFP Shares, other than a transfer to the Purchaser, each transferee (including, in the case of a trust, the depositor or trustee or other fiduciary thereunder acting on behalf of such transferee) will be required to deliver to the Fund a transferee certificate substantially in the form of Exhibit C or as otherwise agreed by the Fund. For all purposes under this Agreement, the Statement and the Variable Rate Mode Supplement, the Fund shall be deemed to have notice only of any transfer for which such transferee certificate is delivered.

2.2 Consent

The Purchaser, in its capacity as the Majority Participants under the Initial Series B VRM-MFP Shares Purchase Agreement and 2023 Additional Series B VRM-MFP Shares Purchase Agreement, hereby consents to the issuance of the Additional MFP Shares in accordance with Section 7.15 of such agreement.

2.3 Operating Expenses; Fees

(a)	The Fund shall pay amounts due to be paid by it hereunder (including any incidental expenses but not including redemption or dividend payments on the MFP Shares) as operating expenses.

(b)

The Fund shall pay up to $30,000 of the reasonable fees and expenses, in each case documented in detail and reasonably satisfactory to the Fund, of the Purchaser’s outside counsel in connection with the negotiation and documentation of the transactions contemplated by this Agreement, to be invoiced on or about the Effective Date and paid reasonably promptly thereafter.

6

2.4 Additional Fee for Failure to Comply with Reporting Requirement

For so long as the Purchaser (or an affiliate thereof) is a Holder or Beneficial Owner of any Outstanding MFP Shares, if the Fund fails to comply with the reporting requirements set forth in Section 6.1(o) or 6.1(p) (except as a result of a Force Majeure Exception) and such failure is not cured within three (3) Business Days after written notification to the Fund by the Purchaser of such failure (a “Reporting Failure”), the Fund shall pay to the Purchaser on the Dividend Payment Date occurring in the month immediately following a month in which a Reporting Failure occurs or is continuing a fee, calculated in respect of each Week (or portion thereof) during such month in respect of such Reporting Failure and beginning on the date of such Reporting Failure, equal to the product of (a) the Fee Rate, times (b) the aggregate average daily Liquidation Preference of the MFP Shares held by the Purchaser during such Week or portion thereof, times (c) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs. Notwithstanding the foregoing, in no event shall (i) the Fee Rate in respect of the fee payable pursuant to this Section 2.4 for any Week plus the Applicable Spread on the MFP Shares for such Week exceed 6.50% (exclusive of any Additional Amount Payments), (ii) the Fee Rate in respect of the fee payable pursuant to this Section 2.4 for any Week plus the Dividend Rate for the MFP Shares for such Week exceed 15% (exclusive of any Additional Amount Payments), (iii) the Fund be required to calculate or pay a fee in respect of more than one Reporting Failure in any Week or (iv) any payment be made under this Section 2.4 that would cause the Fund to violate the terms of any series of its Outstanding Preferred Shares as a result of the Fund’s failure to have paid any distribution then required to be paid on any series of its outstanding Preferred Shares, provided that the Fund shall pay all accrued and unpaid amounts otherwise payable under this Section 2.4 when such amounts may be paid under the terms of its outstanding Preferred Shares following the cure of any such failure to pay distributions thereunder.

ARTICLE III

CONDITIONS TO EFFECTIVE DATE

It shall be a condition to the purchase of the Additional MFP Shares and the Effective Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a)	this Agreement shall have been duly executed and delivered by the parties hereto;

(b)	the MFP Shares shall have a long-term issue credit rating of Aa3 from Moody’s on the Effective Date;

(c)

receipt by the Purchaser of executed originals, or copies certified by a duly authorized officer of the Fund to be in full force and effect and not otherwise amended, of all Related Documents, as in effect on the Effective Date, and an incumbency certificate with respect to the authorized signatories thereto;

(d)	receipt by the Purchaser of opinions of counsel for the Fund, substantially to the effect of Exhibits A‑1, A‑2 and A‑3;

(e)	[reserved];

(f)

except as disclosed in the Memorandum, there shall not be any pending or threatened material litigation (unless such pending or threatened litigation has been determined by the Purchaser to be acceptable);

(g)	[reserved;]

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(h)

the Purchaser, in its reasonable discretion, shall be satisfied that no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred which will adversely affect the consummation of the transaction contemplated by this Agreement;

(i)	there shall have been delivered to the Purchaser any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it deems relevant;

(j)

there shall have been delivered to the Purchaser such information and copies of documents, approvals (if any) and records certified, where appropriate, of trust proceedings as the Purchaser may have requested relating to the Fund’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby; and

(k)	the Purchaser shall have delivered the documents described in Exhibit E.

The Fund and the Purchaser agree that consummation of the purchase and sale of the MFP Shares pursuant to this Agreement shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article IV are given hereunder by the Fund to the Purchaser as of the Effective Date.

4.1 Existence

The Fund is existing and in good standing as a voluntary association with transferable shares of beneficial interest commonly known as a “Massachusetts business trust,” under the laws of the Commonwealth of Massachusetts, with full right and power to issue the Additional MFP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document.

4.2 Authorization; Contravention

The execution, delivery and performance by the Fund of this Agreement and each other Related Document are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order or decree or other material instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund.

4.3 Binding Effect

This Agreement constitutes a valid and binding agreement of the Fund, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws. The Additional MFP Shares have been duly authorized and, when issued upon payment therefor by the Purchaser as contemplated by this Agreement, will be validly issued by the Fund and fully paid and nonassessable, except that, as described in the Memorandum, shareholders of a Massachusetts business trust may under certain circumstances be held liable for its obligations, and are free of any preemptive or similar rights.

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4.4 Financial Information

The financial statements of the Fund as of its most recent fiscal year-end, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to the Purchaser, fairly present in all material respects the financial condition of the Fund, at such date and for such period, and were prepared in accordance with accounting principles generally accepted in the United States, consistently applied (except as required or permitted and disclosed). Since the most recent fiscal year-end of the Fund, there has been no material adverse change in the condition (financial or otherwise) or operations of the Fund, except as disclosed in the Memorandum, other than changes in the general economy or changes affecting the market for municipal securities or investment companies generally. Any financial, budget and other projections furnished to the Purchaser were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent, the Fund’s reasonable best estimate of the Fund’s future financial performance.

4.5 Litigation

Except as disclosed in the Memorandum or in a schedule delivered to the Purchaser prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority (i) in any way contesting or that, if decided adversely, would affect the validity of any Related Document, including this Agreement; or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of the Liquidation Preference of or dividends and other distributions on the MFP Shares.

4.6 Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any shareholder, court or any governmental agency, bureau or agency required to be obtained or made in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents (including the MFP Shares) by or against the Fund have been obtained or made and are in full force and effect.

4.7 Incorporation of Additional Representations and Warranties

On subjects not expressly covered by this Agreement, the Fund hereby makes to the Purchaser those same representations and warranties on additional subjects as were made by it in the Placement Agreement as of the date or dates indicated therein, which representations and warranties, together with the related definitions of terms therein, are hereby incorporated by reference with the same effect as if each and every such representation and warranty and definition were set forth herein in its entirety.

4.8 Complete and Correct Information

All information, reports and other papers and data with respect to the Fund furnished to the Purchaser (other than financial information and financial statements, which are covered solely by Section 4.4 of this Agreement) were, at the time the same were so furnished, complete and correct in all material respects. No fact is known to the Fund that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the MFP Shares, or the Fund’s ability to pay or otherwise perform when due its obligations under this Agreement, any of the MFP Shares and the other Related Documents, that has not been set forth in the Memorandum or in the financial information and other documents referred to in Section 4.4 or this Section 4.8 or in such information, reports, papers and data or otherwise made available or disclosed in writing to the Purchaser. Taken as a whole, the documents furnished and statements made by the Fund in connection with the negotiation, preparation or execution of this Agreement and the other Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

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4.9 Memorandum

The Memorandum, true copies of which have heretofore been delivered to the Purchaser, when considered together with this Agreement and any information made available pursuant to the Due Diligence Request or disclosed in writing to the Purchaser prior to the Effective Date in connection with this Agreement, does not contain any untrue statement of a material fact and such Memorandum does not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10 1940 Act Registration

The Fund is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.

4.11 Effective Leverage Ratio; Asset Coverage

As of the Effective Date, the Fund is in compliance with the Effective Leverage Ratio and the Minimum VRM Asset Coverage.

In connection with calculating the Effective Leverage Ratio, the Fund’s total assets and accrued liabilities reflect the positive or negative net obligations of the Fund under each Derivative Contract determined in accordance with the Fund’s valuation policies.

4.12 Eligible Assets

As of the Effective Date, the Fund owns only Eligible Assets, as described in Exhibit B to this Agreement.

4.13 [Reserved]

4.14 Due Diligence

The Fund understands that nothing in this Agreement, the Memorandum, or any other materials presented to the Fund in connection with the sale of the Additional MFP Shares constitutes legal, tax or investment advice from the Purchaser. The Fund has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the sale of the Additional MFP Shares.

4.15 Certain Fees

The Fund acknowledges that, other than the fees and expenses payable pursuant to this Agreement and any fees or amounts payable to the Placement Agent and, if applicable, the Transition Remarketing Agent by the Fund, no brokerage or finder’s fees or commissions are or will be payable by the Fund or, to the Fund’s knowledge, by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

4.16 Capitalization

The Preferred Shares capitalization of the Fund as of the date of this Agreement after giving effect to the transactions contemplated by this Agreement is set forth in the Pricing Supplement dated September 3, 2024.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The representations and warranties set out in this Article V are given hereunder by the Purchaser to the Fund as of the Effective Date.

5.1 Existence

The Purchaser is existing and in good standing as a corporation under the laws of the State of Delaware. The Purchaser has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement.

5.2 Authorization; Contravention

The execution, delivery and performance by the Purchaser of this Agreement are within the Purchaser’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made, and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument, binding upon the Purchaser, except for such violations, contraventions or defaults that would not have a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement.

5.3 Binding Effect

This Agreement constitutes a valid and binding agreement of the Purchaser, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions, if any, may be subject to limitations imposed under applicable securities laws.

5.4 Own Account

The Purchaser understands that the MFP Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws and the Purchaser is acquiring the Additional MFP Shares as principal for its own account and not with a view to or for the purpose of distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such MFP Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such MFP Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Purchaser’s right to transfer the MFP Shares in compliance with the transfer limitations of this Agreement in compliance with applicable federal and state securities laws).

5.5 Litigation

Except as disclosed in a schedule delivered to the Fund prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Purchaser) overtly threatened in writing against the Purchaser in any court or before any governmental authority in any way contesting or that, if decided adversely, would affect the validity of this Agreement.

5.6 Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency or bureau required to be obtained by the Purchaser in connection with (i) the performance by the Purchaser of, or the execution and delivery by, or the validity or enforceability against, the Purchaser of, this Agreement and (ii) the purchase by the Purchaser of the Additional MFP Shares have been obtained or made and are in full force and effect.

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5.7 The Purchaser’s Status

At the time the Purchaser was offered the Additional MFP Shares, it was, and as of the Effective Date it is: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act and (ii) a QIB.

5.8 Experience of the Purchaser

The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Additional MFP Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Additional MFP Shares and, at the present time, is able to afford a complete loss of such investment.

5.9 Certain Transactions

Other than consummating the transactions contemplated by this Agreement, the Purchaser has not directly or indirectly executed, nor has any Person acting on its behalf or pursuant to any understanding with the Purchaser executed, any other purchases of securities of the Fund which may be integrated with the transactions contemplated by this Agreement.

5.10 Access to Information

The Purchaser acknowledges that it has had access to and has reviewed all information, documents and records that the Purchaser has deemed necessary in order to make an informed investment decision with respect to an investment in the Additional MFP Shares. The Purchaser has had the opportunity to ask representatives of the Fund certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of the Fund and has had any and all such questions and requests answered to the Purchaser’s satisfaction; and the Purchaser understands the risks and other considerations relating to such investment.

5.11 Due Diligence

The Purchaser acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the Additional MFP Shares. The Purchaser understands that nothing in this Agreement, the Memorandum, or any other materials presented to the Purchaser in connection with the purchase of the Additional MFP Shares constitutes legal, tax or investment advice from the Fund. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Additional MFP Shares.

5.12 Certain Fees

The Purchaser acknowledges that, other than the fees and expenses payable pursuant to this Agreement and any fees or amounts payable to the Placement Agent and, if applicable, the Transition Remarketing Agent by the Fund, no brokerage or finder’s fees or commissions are or will be payable by the Purchaser or, to the Purchaser’s knowledge, by the Fund to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

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ARTICLE VI

COVENANTS OF THE FUND

The Fund agrees that, so long as there is any amount payable hereunder or the Purchaser owns any Outstanding MFP Shares:

6.1 Information

Without limiting the other provisions of this Agreement, the Fund will deliver, or direct the Tender and Paying Agent to deliver, to the Purchaser:

(a)

as promptly as practicable after the preparation and filing thereof with the Securities and Exchange Commission (the “SEC”), each annual and semi-annual report prepared with respect to the Fund, which delivery may be made by the electronic availability of any such document on the SEC’s website or another public website;

(b)

notice of any change in (including being put on Credit Watch or Watchlist), or suspension or termination of, the ratings on the MFP Shares by any Rating Agency (and any corresponding change in the Rating Agency Guidelines applicable to the MFP Shares associated with any such change in the rating from any Rating Agency) or any change of a Rating Agency rating the MFP Shares, as promptly as practicable upon the occurrence thereof;

(c)	notice of any redemption or other repurchase of any or all of the MFP Shares as provided in the Variable Rate Mode Supplement;

(d)

notice of any proposed amendments to or waivers of any of the Related Documents at such time as the amendments or waivers are sent to other parties whose approval is required for such amendment or waiver and in any event not less than ten (10) Business Days prior to the effectiveness of any proposed amendment or waiver and copies of all such actual amendments or waivers within five (5) Business Days of being signed or, in each case, as provided in the relevant document;

(e)

notice of any missed, reduced or deferred dividend payment on the MFP Shares that remains uncured for more than three (3) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(f)

notice of the failure to make any deposit provided for under and in accordance with Section 2.3(e) of the Variable Rate Mode Supplement in respect of a properly noticed redemption as soon as reasonably practicable, but in no event later than two (2) Business Days after discovery of such failure to make any such deposit;

(g)

notice of non-compliance with the Rating Agency Guidelines (if applicable) for more than five (5) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(h)

notice of the inclusion of any net capital gains or ordinary income taxable for regular federal income tax purposes in any dividend on the MFP Shares when such notice is required to be delivered to the Tender and Paying Agent in accordance with Section 2.7 of the Variable Rate Mode Supplement;

(i)

notice of any change to any investment adviser or sub-adviser of the Fund within two (2) Business Days after a resignation or a notice of removal has been sent by or to any investment adviser or sub-adviser;

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(j)	notice of any proxy solicitation as soon as reasonably practicable, but in no event later than five (5) Business Days after the mailing thereof;

(k)

notice one (1) Business Day after the occurrence thereof of (i) the failure of the Fund to pay the amount due on any “senior securities” (as defined under the 1940 Act) or other indebtedness not constituting a senior security at the time outstanding beyond any period of grace or cure with respect thereto; (ii) the failure of the Fund to pay, or the Fund admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Fund to pay accumulated dividends on any Preferred Shares ranking pari passu with the MFP Shares beyond any period of grace or cure with respect thereto;

(l)

notice of a material breach of any representation, warranty or covenant of the Fund contained in this Agreement, including any breach by the Fund of the restrictions in Section 6.13 on the Fund’s use of tender option bond trusts, the Statement or the Variable Rate Mode Supplement, as soon as reasonably practicable, but in no event later than five (5) days, after knowledge of senior management of the Fund or the Investment Adviser thereof;

(m)

notice of any litigation, administrative proceeding or business development which may reasonably be expected to materially adversely affect the Fund’s business, properties or affairs or the ability of the Fund to perform its obligations as set forth hereunder or under any of the other Related Documents to which it is a party or by which it is bound as soon as reasonably practicable, but in no event later than ten (10) days, after knowledge of senior management of the Fund or the Investment Adviser thereof;

(n)

upon request of the Purchaser, copies of any material that the Fund has delivered to each Rating Agency which is then rating the MFP Shares at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable following receipt of such request;

(o)

by the third Business Day after the fifteenth (15th) and last day of each month (each a “Reporting Date”), a report of portfolio holdings of the Fund as of each such Reporting Date, prepared on a basis substantially consistent with the periodic reports of portfolio holdings of the Fund prepared for financial reporting purposes;

(p)

by the third Business Day after the fifteenth (15th) and last day of each month, the information set forth in Exhibit D to this Agreement and a calculation of the Fund’s Asset Coverage as of the close of business of each Business Day since the date of the last report issued pursuant to this Section 6.1(p) by Electronic Means (which, for this purpose, includes the posting of such information on the Fund’s website); on each Business Day, the Fund’s Effective Leverage Ratio as of the close of business on the immediately preceding Business Day by Electronic Means (which, for this purpose, includes the posting of such information on the Fund’s website); and upon the failure of the Fund to maintain Asset Coverage as provided in Section 2.2(a) of the Supplement or the Effective Leverage Ratio as required by Section 2.2(c) of the Supplement and Section 6.13 hereof, notice of such failure within one (1) Business Day of the occurrence thereof;

(q)	notice of the Fund’s failure to declare a dividend on the MFP Shares on any day no later than 11:00 a.m. (New York City time) on the Business Day after the occurrence of such failure; and

(r)

from time to time such additional information regarding the financial position, results of operations or prospects of the Fund as the Purchaser may reasonably request including, without limitation, copies of all offering memoranda or other offering material with respect to the sale of any securities of the Fund as soon as reasonably practicable, but in no event later than ten (10) days after a request.

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All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.1 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. For purposes of Sections 6.1(o) and 6.1(p), references to any day that is not a Business Day shall mean the next preceding Business Day.

6.2 No Amendment or Certain Other Actions Without Consent of the Purchaser

So long as the Purchaser (or any affiliate thereof) is the Holder or Beneficial Owner of 100% of the MFP Shares, without the prior written consent of the Purchaser, the Fund will not agree to, consent to or permit any amendment, supplement, modification or repeal of the Statement to the extent applicable to the Variable Rate Mode to which this Agreement relates or the Variable Rate Mode Supplement or any provision of either thereof, nor waive any provision of either thereof.

6.3 Maintenance of Existence

The Fund shall continue to maintain its existence as a business trust under the laws of the Commonwealth of Massachusetts, with full right and power to issue the MFP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document.

6.4 Tax Status of the Fund

The Fund will qualify as a “regulated investment company” within the meaning of Section 851(a) of the Code and the dividends made with respect to the MFP Shares will qualify as “exempt interest dividends” to the extent they are reported as such by the Fund and permitted by Section 852(b)(5)(A) of the Code.

6.5 Payment Obligations

The Fund shall promptly pay or cause to be paid all amounts payable by it hereunder and under the other Related Documents, according to the terms hereof and thereof, shall take such actions as may be necessary to include all payments hereunder and thereunder which are subject to appropriation in its budget and make full appropriations related thereto, and shall duly perform each of its obligations under this Agreement and the other Related Documents. All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the availability of any right of recoupment or setoff or of any counterclaim by the Fund, each of which is hereby waived.

6.6 Compliance With Law

The Fund shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Fund’s ability to pay or otherwise perform when due its obligations under this Agreement, any of the MFP Shares, or any of the other Related Documents.

6.7 Maintenance of Approvals:Filings, Etc.

The Fund shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party or by which it is bound.

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6.8 Inspection Rights

The Fund shall, at any reasonable time and from time to time, upon reasonable notice, permit the Purchaser or any agents or representatives thereof, at the Fund’s expense, to examine and make copies of the records and books of account related to the transactions contemplated by this Agreement, to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants, to the extent permitted by law, provided, however, that the Fund shall not be required to pay for more than one inspection per fiscal year. The Fund will not unreasonably withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with the Purchaser.

All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.8 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.9 Litigation, Etc.

The Fund shall give prompt notice in writing to the Purchaser of any litigation, administrative proceeding or business development which is reasonably expected to materially adversely affect its business, properties or affairs or to impair the ability of the Fund to perform its obligations as set forth hereunder or under any of the other Related Documents.

All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.9 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.10 1940 Act Registration

The Fund shall maintain its valid registration as a registered closed-end company under the 1940 Act in full force and effect.

6.11 Eligible Assets

The Fund shall make investments only in the Eligible Assets, in accordance with the Fund’s investment objectives and the investment policies set forth in the Memorandum, as such investment objectives and investment policies may be modified in accordance with the 1940 Act and applicable law and, if applicable, the Related Documents.

6.12 [Reserved]

6.13 Other Portfolio Investment Covenants

If and for so long as the Fund fails to provide the information required under Sections 6.1(o) and 6.1(p), the Purchaser may, in its sole discretion, calculate, for purposes of Section 2.2(c) of the Variable Rate Mode Supplement, the Effective Leverage Ratio using the most recently received information required to be delivered pursuant to Sections 6.1(o) and 6.1(p) and the Market Values ofportfolio investments determined by reference to current market prices at the time of calculation and any information made publicly available by the Fund relevant to the calculation of the Effective Leverage Ratio. The Effective Leverage Ratio as and if so calculated by the Purchaser in such instances shall be binding on the Fund. If required based on such calculations, the Fund shall restore the Effective Leverage Ratio as provided in Section 2.3(c)(ii) of the Variable Rate Mode Supplement.

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In connection with calculating the Effective Leverage Ratio, the Fund’s total assets and accrued liabilities shall reflect the positive or negative net obligations of the Fund under each Derivative Contract determined in accordance with the Fund’s valuation policies.

Except as provided below, unless the Fund receives the prior written consent of the Purchaser, the Fund shall not (x) deposit assets of the Fund into a new tender option bond trust or deposit additional assets of the Fund into an existing tender option bond trust, in each case providing for the issuance of floating rate trust certificates and regardless of (i) whether the sponsor/trustor for the tender option bond trust is the Fund or any affiliate thereof or any unaffiliated entity, (ii) the identity of the holder of the associated residual floating rate trust certificates issued by any such tender option bond trust or (iii) whether such deposit is effected indirectly through the use of a custodial arrangement pursuant to which the Fund’s assets are represented by custodial receipts deposited into such tender option bond trust or (y) acquire residual floating rate trust certificates issued by any tender option bond trust (each of clauses (x) and (y), a “TOB Increase Event”), if, after giving effect to any such deposit and the issuance of the floating rate trust certificates and associated residual floating rate trust certificates by such tender option bond trust or any such acquisition of residual floating rate trust certificates, the Effective Leverage Ratio of the Fund would exceed 35% as of the date of issuance of such trust certificates or the date of acquisition of such residual floating rate trust certificates, provided that, the Fund may consummate a TOB Increase Event without the prior written consent of the Purchaser notwithstanding that after giving effect to the deposit of assets and the issuance of floating rate trust certificates and associated residual floating rate trust certificates or the acquisition of residual floating rate trust certificates, in each case, in connection with such TOB Increase Event, the Effective Leverage Ratio of the Fund would exceed 35% (so long as it would not exceed 37% ), if, as of the close of business on the third Business Day after the trade date for the TOB Increase Event, the numerator of the Effective Leverage Ratio of the Fund is equal to or less than the numerator of the Effective Leverage Ratio of the Fund as of the close of business on the Business Day immediately preceding the trade date for the TOB Increase Event. For the avoidance of doubt, the numerator of the Effective Leverage Ratio is paragraph (i) of the definition of Effective Leverage Ratio.

The Fund agrees that, notwithstanding anything to the contrary in the definition of Liquidity Account Investments, to the extent that any securities or investments rated below BBB- or the equivalent rating are to be considered Liquidity Account Investments, the Fund shall have first allocated as Liquidity Account Investments all securities and investments rated at or above BBB- or the equivalent rating.

6.14 Tender and Paying Agent

The Fund shall use its commercially reasonable best efforts to engage at all times a Tender and Paying Agent to perform the duties to be performed by the Tender and Paying Agent specified herein and in the Variable Rate Mode Supplement.

6.15 Cooperation in the Sale of the MFP Shares

The Fund will comply with reasonable due diligence requests from the Purchaser in connection with any proposed sale by the Purchaser of the MFP Shares in a transaction exempt from registration under the Securities Act and otherwise permitted by this Agreement, provided that (i) the Fund need not comply with any such request more than twice in any period of twelve consecutive months, and (ii) any prospective purchaser of the MFP Shares from the Purchaser (including an affiliate of the Purchaser) shall execute a confidentiality agreement substantially to the effect of Section 7.13 hereof prior to receiving any due diligence materials provided pursuant to such due diligence request.

All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.15 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

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6.16 Use of Proceeds

The Fund shall use the net proceeds from the sale of the Additional MFP Shares for the purposes set forth in the Pricing Supplement.

6.17 Securities Depository

The Fund agrees to use its best efforts to maintain settlement of the MFP Shares in global book entry form through the Securities Depository or such other clearance system acceptable to the Purchaser.

6.18 Future Agreements

The Fund shall promptly, at the request of the Purchaser, enter into an agreement, on terms mutually satisfactory to the Fund and the Purchaser, of the type specified in Section 12(d)(1)(E)(iii) of the 1940 Act, so as to permit the Purchaser or any transferee satisfying the requirements set forth in Section 2.1 to rely on the provisions of Section 12(d)(1)(E)(iii) of the 1940 Act.

ARTICLE VII

MISCELLANEOUS

7.1 Notices

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section; provided that notices to the Purchaser under Section 6.1 shall not be effective until received in writing; except as otherwise specified, notices under Section 6.1 may be given by telephone to the Purchaser at the telephone numbers listed below (or such other telephone numbers as may be designated by the Purchaser, by written notice to the Fund, to receive such notice), immediately confirmed in writing, including by fax or electronic mail. The notice address for each party is specified below:

(a) if to the Fund:

Nuveen Enhanced High Yield Municipal Bond Fund

333 W. Wacker Drive; Suite 3200

Chicago, IL 60606

Attention: David J. Lamb, Chief Administrative Office

Telephone: (312) 917-7945

Telecopy: (312) 917-7952

Email: david.lamb@nuveen.com

Tanner Page

Telephone: (312) 917-8041

Telecopy: (312) 917-7953

Email: Tanner.Page@Nuveen

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(b) if to the Purchaser:

Toronto-Dominion Investments, Inc.

1 Vanderbilt Avenue

New York, New York 10017

Attention: Rick Fogliano, Jr., Head of Municipal Products

Tel: (212) 827-7172

Fax: (212) 827-7173

Email: fundreporting@tdsecurities.com, muniops@tdsecurities.com and TDSFinance-NewYork@tdsecurities.com and td.tdusamunis@tdsecurities.com

Except as otherwise provided in Section 2.1, amounts payable hereunder to the Fund shall be paid by the Purchaser in immediately available funds by wire transfer to the Fund in accordance with instructions supplied by the Fund.

Amounts payable hereunder to the Purchaser shall be paid by the Fund in immediately available funds by wire transfer to the Purchaser in accordance with instructions supplied by the Purchaser.

7.2 No Waivers

(a)

Except as provided by Section 1.1(b) hereof, the obligations of the Fund hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the MFP Shares or any other Related Document). The rights of the Purchaser hereunder are separate from and in addition to any rights that any Holder or Beneficial Owner of any MFP Share may have under the terms of such MFP Share or any other Related Document or otherwise.

(b)

No failure or delay by the Fund or the Purchaser in exercising any right, power or privilege hereunder or under the MFP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No failure or delay by the Fund or the Purchaser in exercising any right, power or privilege under or in respect of the MFP Shares or any other Related Document shall affect the rights, powers or privileges of the Fund or the Purchaser hereunder or shall operate as a limitation or waiver thereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.3 Expenses and Indemnification

(a)

The Fund shall upon demand either, as the Purchaser may require, pay in the first instance or reimburse the Purchaser (to the extent that payments for the following items are not made under the other provisions hereof) for all reasonable documented out-of-pocket expenses (including reasonable documented fees and costs of outside counsel, and reasonable documented consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by the Purchaser in connection with the enforcement of or preservation of rights under this Agreement and the other Related Documents. The Fund shall not be responsible under this Section 7.3(a) for the fees and costs of more than one law firm in any one jurisdiction with respect to any one proceeding or set of related proceedings for the Purchaser, unless the Purchaser shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Fund.

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(b)

The Fund agrees to indemnify and hold harmless the Purchaser and each other Indemnified Person of the Purchaser from and against any losses, claims, damages, liabilities and expenses incurred by them (including reasonable fees and disbursements of outside counsel) which (i) are related to or arise out of (A) any untrue statements or alleged untrue statements made or any statements omitted or alleged to have been omitted to be made in the Memorandum (including any documents incorporated by reference therein), (B) actions taken or omitted to be taken by the Fund in connection with the transactions contemplated by this Agreement and the Variable Rate Mode Supplement, (C) actions taken or omitted to be taken by the Purchaser or another Indemnified Person of the Purchaser at the indemnifying party’s direction or with the indemnifying party’s consent or (ii) are otherwise related to or arise out of or in connection with, the proposed transactions giving rise to or contemplated by this Agreement (including, without limitation, pursuant to the other Related Documents), including modifications or future additions to this Agreement and the other Related Documents, or other related activities, including the acquisition by the Purchaser of Additional MFP Shares that are subject to prior liens, security interests or claims of any Person other than the Purchaser, except for consensual liens or other security interests as may be created by the Purchaser (and the Purchaser agrees that the rights of the Fund shall be subrogated to the rights of the Purchaser in respect of any payments made in respect of any such prior liens, security interests or claims to the extent of any indemnification payments made by the Fund), and to promptly reimburse any Indemnified Person of the Purchaser for all expenses (including reasonable fees and disbursements of outside counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any such Indemnified Person is a party. The indemnifying party will not, however, be responsible for any losses, claims, damages, liabilities or expenses of any such Indemnified Person to the extent the same resulted pursuant to clause (ii) of the preceding sentence to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person, as determined in a non-appealable final judgment by a court of competent jurisdiction.

(c)

The indemnifying party also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Fund on the one hand and the Purchaser on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Fund on the one hand and the Purchaser on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of the Purchaser and its Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of dividends actually received by the Purchaser from the Fund pursuant to the proposed transactions giving rise to this Agreement. For purposes of determining the relative benefits to the Fund on the one hand, and the Purchaser on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Fund pursuant to the transactions, whether or not consummated bears to (ii) the dividends and Optional Redemption Premium, if any, paid by the Fund to the Purchaser in connection with the proposed transactions giving rise to or contemplated by this Agreement. The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by this Agreement (including any misstatement of a material fact or the omission to state a material fact) relates to information supplied by the Fund on the one hand, or the Purchaser on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, misstatement or alleged omission, and any other equitable considerations appropriate in the circumstances. No Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any Person who is not also found liable for such fraudulent misrepresentation. The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

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(d)

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify the indemnifying party with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder (except to the extent that the indemnifying party is materially prejudiced by such failure to promptly notify). The indemnifying party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the indemnifying party and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of such other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party.

Each party further agrees that it will not, without the prior written consent of the other party (the consent of a party shall not be required to the extent such party is neither requesting indemnification nor being requested to provide indemnification), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of the Fund (if such settlement, compromise or consent is agreed to by the Purchaser or another Indemnified Person) or the Purchaser and each other Indemnified Person (if such settlement, compromise or consent is agreed to by the Fund) from all liability and obligations arising therefrom. The Fund further agrees that neither the Purchaser, nor any of its affiliates, or any directors, officers, partners, employees, agents, representatives or control persons of the Purchaser or any of its affiliates, shall have any liability to the Fund arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from the Purchaser’s or its affiliates’ gross negligence or willful misconduct. No Indemnified Person shall be responsible or liable to the indemnifying party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(e)	Nothing in this Section 7.3 is intended to limit either party’s obligations contained in other parts of this Agreement or the MFP Shares.

7.4 Amendments and Waivers

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Fund and the Purchaser.

7.5 Successors and Assigns

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The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither the Fund nor the Purchaser may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (other than by operation of law), except that (1) any transferee satisfying the requirements set forth in Section 2.1 and which has executed and delivered to the Fund the transferee certificate attached as Exhibit C shall have the rights set forth in Section 7.15 and shall, so long as such transferee has provided a means for the Fund to transmit such information electronically to it, be entitled to receive the information delivered pursuant to Sections 6.1(o) and 6.1(p) and such transferees shall be deemed a party to this Agreement for purposes of Sections 6.1(o) and 6.1(p) and the confidentiality provisions herein as specified in the transferee certificate, provided that, for the avoidance of doubt, any such transferee that is an affiliate of the Purchaser and an assignee of the Purchaser pursuant to clause (2) below and that has executed and delivered to the Fund the transferee certificate attached as Exhibit C shall have and be entitled to, as applicable, all of the rights and obligations of the Purchaser hereunder and (2) the Purchaser may assign its rights and obligations to any affiliates of the Purchaser or any trust in which the Purchaser retains the entire residual interest. Any assignment without such prior written consent shall be void.

7.6 Term of this Agreement

This Agreement shall terminate on the earlier of (a) the redemption or repurchase of all Outstanding MFP Shares by the Fund and payment in full of all amounts then due and owing to the Purchaser hereunder and in respect of the MFP Shares pursuant to the terms of the Variable Rate Mode Supplement and the Statement to the extent applicable to the Variable Rate Mode to which this Agreement relates and (b) the successful Transition Remarketing of the MFP Shares and payment in full of all amounts then due and owing to the Purchaser hereunder and in respect of the MFP Shares pursuant to the terms of the Variable Rate Mode Supplement and the Statement to the extent applicable to the Variable Rate Mode to which this Agreement relates; and notwithstanding any termination of this Agreement, Section 7.3, Section 7.7, Section 7.8, Section 7.10, Section 7.11, and Section 7.13 (for a period of two (2) years after the termination of this Agreement) shall remain in full force and effect.

7.7 Governing Law

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York, except Section 7.16 below, which shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, in each case without regard to conflict of laws principles that would require the application of the law of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

7.8 Waiver of Jury Trial

The Fund and the Purchaser hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

7.9 Counterparts and Electronic Signatures

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Unless otherwise provided in this Agreement or in any MFP Share certificate, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Agreement, MFP Share certificate or any of the transactions contemplated hereby or thereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act.

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7.10 Beneficiaries

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

7.11 Entire Agreement

This Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

7.12 Relationship to the Statement and Variable Rate Mode Supplement

The Fund and the Purchaser agree that the representations, warranties, covenants and agreements contained in this Agreement are in addition to the terms and provisions set forth in the Statement and the Variable Rate Mode Supplement.

7.13 Confidentiality

Any information delivered by a party to this Agreement to any other party pursuant to this Agreement, including, without limitation, pursuant to Section 6.1 in the case of the Fund (collectively, the “Information”), shall not be disclosed by such other party (or its employees, representatives or agents) to any person or entity (except as required by law or to such of its agents and advisors as need to know and agree to be bound by the provisions of this paragraph) without the prior written consent of the party delivering the Information.

The obligations of confidentiality set out in the preceding paragraph do not extend to Information that is or becomes available to the public or is or becomes available to the party receiving the Information on a non‑confidential basis or is disclosed to Holders or Beneficial Owners or potential Holders or Beneficial Owners, in each case in their capacity as such, in the offering documents of the Fund, in notices to Holders or Beneficial Owners pursuant to one or more of the Related Documents or pursuant to the Fund’s or the Purchaser’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the SEC; or is required or requested to be disclosed (i) by a regulatory agency or in connection with an examination of either party or its representatives by regulatory authorities, (ii) pursuant to subpoena or other court process, (iii) at the express direction of any other authorized government agency, (iv) to its independent attorneys or auditors, (v) as required by any NRSRO, (vi) as otherwise required by law or regulation, (vii) otherwise in connection with the enforcement of this Agreement, (viii) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to this Agreement and the enforcement of rights hereunder, (ix) to a prospective purchaser of the MFP Shares that is (a) a transferee that would be permitted pursuant to Section 2.1(b) of this Agreement and (b) aware of the confidentiality provisions of this Section 7.13 and is subject to an agreement with the transferor containing provisions substantially similar thereto and that states that the Fund is an express third party beneficiary thereof, or (x) subject to an agreement containing provisions substantially similar to those of this Section 7.13 and with the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, to any actual or prospective counterparty in any swap or derivative transactions. The Fund hereby advises the Purchaser that the Information provided to it pursuant to Sections 6.1(o) and 6.1(p) hereof may constitute material, nonpublic information. In addition, notwithstanding the foregoing, the Purchaser may provide a copy of the Memorandum to any independent third-party pricing service providing pricing services for the Purchaser in respect of the MFP Shares.

7.14 Severability

In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the Parties to this Agreement shall be preserved.

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7.15 Consent Rights of the Majority Participants to Certain Actions

Without the affirmative vote or consent of the Majority Participants, neither the Fund nor the Board of Trustees will take or authorize the taking of any of the actions set forth under clauses (a) through (e) of this Section 7.15:

(a)

The termination by the Fund of any Rating Agency or the selection of any other Rating Agency, either in replacement for a Rating Agency or as an additional Rating Agency with respect to the MFP Shares.

(b)

The Fund issuing or suffering to exist any other “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Majority Participants), except (i) the Series A MuniFund Preferred Shares, the MFP Shares, including the Existing Series B MFP Shares and the Additional MFP Shares, outstanding as of the date hereof, (ii) senior securities consisting of Preferred Shares or indebtedness, the proceeds from the issuance of which will be used for the exchange, retirement, redemption or repurchase of all Outstanding MFP Shares, and the payment of costs incurred in connection therewith, or senior securities consisting of Preferred Shares, which, or the proceeds from the issuance of which, will be used only for the exchange (for Preferred Shares other than MFP Shares), redemption, repayment or repurchase of any outstanding senior securities, including Preferred Shares, and the payment of costs incurred in connection therewith, provided, in each case, that the amount of Preferred Shares being issued may be rounded up to the nearest $1,000,000 aggregate liquidation preference, and (iii) as may be otherwise approved or consented to by the Majority Participants, provided that if any such “senior security” is created or incurred by the Fund, other than as provided above, it shall not require the approval of the Majority Participants if the Fund exchanges, redeems, retires or terminates such “senior security” or otherwise cures such non-compliance within five (5) Business Days of receiving notice of the existence thereof.

(c)	The Fund creating or incurring or suffering to be incurred or to exist any lien on any other funds, accounts or other property held under the Declaration, except as permitted by the Declaration.

(d)

Approval of any amendment, alteration or repeal of any provision of the Declaration or the Statement applicable to the Variable Rate Mode to which this Agreement relates or the Variable Rate Mode Supplement, whether by merger, consolidation, reorganization or otherwise, that would affect any preference, right or power of the MFP Shares differently from, and adversely relative to, the rights of the holders of the Common Shares.

(e)	Approval of any action to be taken pursuant to Section 2.3(g) of the Variable Rate Mode Supplement.

In addition, if the Board of Trustees shall designate a replacement (the “Replacement”) to the SIFMA Municipal Swap Index pursuant to the definition of SIFMA Municipal Swap Index contained in the Variable Rate Mode Supplement, the Fund shall notify the Holders of the MFP Shares within five (5) Business Days of such designation, and, if within thirty (30) days of such notice the Majority Participants shall have objected in writing to the Replacement, the Board of Trustees shall designate a replacement to the Replacement as agreed to between the Fund and the Majority Participants. In such event, the Replacement initially approved by the Board of Trustees shall be the replacement to the SIFMA Municipal Swap Index in effect for purposes of the Variable Rate Mode Supplement until a new replacement to the SIFMA Municipal Swap Index has been approved by the Fund and the Majority Participants.

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7.16 Disclaimer of Liability of Officers, Trustees and Shareholders.

A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice hereby is given that this Agreement is executed on behalf of the Fund by an officer or Trustee of the Fund in his or her capacity as an officer or Trustee of the Fund and not individually and that the obligations of the Fund under or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and properties of the Fund.

7.17 Transition Remarketing

The Purchaser acknowledges that all of the MFP Shares will be subject to Mandatory Tender in connection with Transition Remarketing in accordance with Article 3 of the Variable Rate Mode Supplement.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND

By:	/s/ Mark L. Winget
Name:	Mark L. Winget
Title:	Vice President and Secretary

TORONTO-DOMINION INVESTMENTS, INC.

By:	/s/ Chandra Balack
Name:	Chandra Balack
Title:	Vice President

Signature Page to Purchase Agreement (HYIF Series B)

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SCHEDULE 1

Description of Additional MFP Shares:	600 Nuveen Enhanced High Yield Municipal Bond Fund Series B MFP Shares with a Liquidation Preference of $100,000 per share.

Description of Existing Series B MFP Shares:	850 Nuveen Enhanced High Yield Municipal Bond Fund Series B MFP Shares with a Liquidation Preference of $100,000 per share.

Description of MFP Shares:	1,450 Nuveen Enhanced High Yield Municipal Bond Fund Series B MFP Shares with a Liquidation Preference of $100,000 per share.

CUSIP:	670686 500

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EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE ISSUER

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EXHIBIT A‑1

FORM OF CORPORATE AND 1940 ACT OPINION

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EXHIBIT A‑2

FORM OF TAX OPINION

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EXHIBIT A‑3

FORM OF LOCAL COUNSEL OPINION

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EXHIBIT A‑4

[RESERVED]

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EXHIBIT B

ELIGIBLE ASSETS

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On the Effective Date and at all times thereafter:

1.	All assets in the Fund consist and will consist of “Eligible Assets,” defined to consist only of the following as of the time of investment:

A. Debt obligations

i. “Municipal securities,” defined as obligations (whether documented as securities or as loans) of a State, the District of Columbia, a U.S. territory, or a political subdivision thereof and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of one or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including, for example, where otherwise consistent with the securities described in this paragraph, securities financing a 501(c)(3) organization. The purchase of any municipal security will be based upon the Investment Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and the Investment Adviser will monitor the creditworthiness of the Fund’s portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.

Eligible Assets shall include any municipal securities that at the time of purchase are paying scheduled principal and interest or if at the time of purchase are in payment default, then in the sole judgment of the Investment Adviser are expected to produce payments of principal and interest whose present value exceeds the purchase price.

ii. Debt obligations of the United States.

iii. Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

iv. Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

v. Debt obligations of the Federal Home Loan Banks.

vi. Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

vii. Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

viii. Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

ix. Debt obligations of issuers other than those specified in (i) through (viii) above where the Fund and its advisers have reasonably determined that the issuer of the security has an adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure. An issuer has an adequate capacity to meet financial commitments if the risk of default by the obligor is low and the full and timely repayment of principal and interest is expected. In addition, such debt obligations must be rated in one of the three highest rating categories by two or more NRSROs, or by one NRSRO if the security has been rated by only one NRSRO, or otherwise of equivalent quality based on the Fund’s internal credit due diligence, and must be “marketable.” For these purposes, an obligation is “marketable” if:

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•	it is registered under the Securities Act;

•	is a municipal revenue bond exempt from registration under the Securities Act of 1933, 15 U.S.C. 77c(a)(2);

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value.

x. Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.

B. Derivatives

i. Interest rate derivatives held for hedging purposes;

ii. Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

iii. Credit default swaps held for hedging purposes.

iv. The Fund will not invest, trade or underwrite any equity-related derivatives or commodity-related derivatives.

C. Other Assets

i. Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the Investment Adviser’s assessment of the assets of each such investment company taking into account the investment company’s most recent publicly available schedule of investments and publicly disclosed investment policies.

ii. Cash.

iii. Repurchase agreements on assets described in A above.

iv. Assets not otherwise covered in A, B or C above that the Investment Adviser or the Sub-Adviser may determine are in the best interest of shareholders of the Fund to acquire in pursuing a workout arrangement with issuers (of the types described in A above) of defaulted obligations, including, but not limited to, loans to the defaulted issuer or another party pursuant to the workout arrangement, or a debt, equity or other interest in the defaulted issuer or other party.

D. Other assets, upon written agreement of the Purchaser that such assets are eligible for purchase by the Purchaser.

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2.

The Investment Adviser has instituted policies and procedures that it believes are sufficient to ensure that the Fund and it comply with the representations, warranties and covenants contained in this Exhibit to the Agreement.

3.

The Fund will, upon request, provide the Purchaser and its internal and external auditors and inspectors as the Purchaser may from time to time designate, with all reasonable assistance and access to information and records of the Fund relevant to the Fund’s compliance with and performance of the representations, warranties and covenants contained in this Exhibit to the Agreement, but only for the purposes of internal and external audit.

4.

In the event that any of the foregoing cease to be eligible investments for purposes of 12 U.S.C. 24(7) and 12 C.F.R. Part 1 (“National Bank Law”), as and to the extent permitted by National Bank Law, following written notice to the Fund from the Purchaser:  (a) the Fund and the Purchasershall promptly consult with each other to amend this Exhibit to address the changes in National Bank Law, during which time, commencing promptly following receipt of such notice, the Fund shall no longer purchase any securities that are no longer eligible investments under such National Bank Law as specified in such notice; and (b) the Fund shall use its reasonable efforts to bring the Fund’s existing investments in any securities, if any, that no longer are Eligible Assets into conformity with Eligible Assets, as that term is modified by such notice and is then in effect, consistent with the Fund’s investment objectives, policies and the Fund’s or the Fund’s Investment Adviser’s determination of the best interests of the Fund and its shareholders.

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EXHIBIT C

TRANSFEREE CERTIFICATE

Nuveen Enhanced High Yield Municipal Bond Fund

333 W. Wacker Drive; Suite 3300

Chicago, IL 60606

Attention: Mark Winget,

Legal Department

Ladies and Gentlemen:

Reference is hereby made to the Initial Series B MuniFund Preferred Shares (MFP) Purchase Agreement (the “Initial Purchase Agreement”), dated as of July 13, 2023, between Nuveen Enhanced High Yield Municipal Bond Fund, a closed-end fund organized as a Massachusetts business trust (the “Fund”), and Toronto-Dominion Investments, Inc. (the “Transferor”), the Additional Series B MuniFund Preferred Shares (MFP) Purchase Agreement (the “2023 Additional Purchase Agreement”), dated as of December 7, 2023, between the Fund and the Transferor, and the Additional Series B MuniFund Preferred Shares (MFP) Purchase Agreement (the “Additional Purchase Agreement”), dated as of September 5, 2024, between the Fund and the Purchaser (together with the Initial Purchase Agreement and the 2023 Additional Purchase Agreement, the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

In connection with the proposed sale by the Transferor of __________________ MFP Shares (the “Transferred Shares”) to the undersigned transferee (the “Transferee”), the undersigned agrees and acknowledges, on its own behalf, and makes the representations and warranties, on its own behalf, as set forth in this certificate (this “Transferee Certificate”) to the Fund and the Transferor:

1. The Transferee certifies to one of the following (check a box):

☐ is a “qualified institutional buyer” (a “QIB”) (as defined in Rule 144A under the Securities Act or any successor provision) (“Rule 144A”) that is a registered closed-end management investment company the common shares of which are traded on a national securities exchange (a “Closed End Fund”), a bank (or an affiliate of a bank), insurance company or registered open-end management investment company, in each case, to which any offer and sale is being made pursuant to Rule 144A or another available exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act;

☐ it is a trust in which all investors are QIBs that are Closed-End Funds, banks (or affiliates of banks), insurance companies, or registered open-end management investment companies in which case the Transferee agrees to (i) identify to the Fund the name(s) of each initial investor in the residual (or equivalent) interest of the Transferee, and (ii) provide written notice to the Fund of the transfer of any of the residual (or equivalent) interests issued by the Transferee; or

☐ is a person which the Fund has consented in writing to permit to be the holder of the Transferred Shares.

2. The Transferee certifies that it (check a box):

☐ is not a Nuveen Person that after such sale and transfer, would own more than 20% of the Outstanding MFP Shares; or

☐ has received the prior written consent of the Fund and the holder(s) of more than 50% of the outstanding MFP Shares.

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3. The Transferee understands and acknowledges that the Transferred Shares are “restricted securities” and have not been registered under the Securities Act or any other applicable securities law, are being offered for sale pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in this Transferee Certificate.

4. The Transferee is purchasing the Transferred Shares for its own account for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirements of law that the disposition of its property be at all times within its or their control and subject to its or their ability to resell such securities pursuant to Rule 144A or any exemption from registration available under the Securities Act.

5. The Transferee agrees on its own behalf and agrees to cause any subsequent holder or owner of the Transferred Shares to whom it transfers any Transferred Shares to agree to offer, sell or otherwise transfer the Transferred Shares only to Persons that are both (A)(i) Persons it reasonably believes are QIBs that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange, banks (or affiliates of banks), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) trusts in which all investors are Persons such Transferee reasonably believes are QIBS that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange, banks (or affiliates of banks), insurance companies, or registered open-end management investment companies, or (iii) other investors with the prior consent of the Fund and (B) Persons that are either (i) not a Nuveen Person, or (ii) a Nuveen Person, provided that (x) such Nuveen Person would, after such sale and transfer, own not more than 20% of the Outstanding MFP Shares, or (y) the prior written consent of the Fund and the holder(s) of more than 50% of the Outstanding MFP Shares has been obtained.

6. The Transferee acknowledges that the MFP Shares were issued in book-entry form and are represented by one global certificate and that the global certificate representing the MFP Shares (unless sold to the public in an underwritten offering of the MFP Shares pursuant to a registration statement filed under the Securities Act) contains a legend substantially to the following effect:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY TO PERSONS THAT ARE BOTH (1)(A) A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” THAT IS A REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANY, THE COMMON SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, A BANK (OR AN AFFILIATE OF A BANK), AN INSURANCE COMPANY OR A REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANY, IN EACH CASE, IN AN OFFER AND SALE MADE PURSUANT TO RULE 144A OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, IN A MANNER NOT INVOLVING ANY PUBLIC OFFERING WITHIN THE MEANING OF SECTION 4(a)(2) OF THE SECURITIES ACT; (B) A TRUST IN WHICH ALL INVESTORS ARE PERSONS THE HOLDER REASONABLY BELIEVES ARE QUALIFIED INSTITUTIONAL BUYERS THAT ARE REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANIES, THE COMMON SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS (OR AFFILIATES OF BANKS), INSURANCE COMPANIES, OR REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES; OR (C) A PERSON THAT THE ISSUER OF THE SECURITY HAS APPROVED IN WRITING TO BE THE HOLDER OF THE SECURITY AND (2) PERSONS THAT ARE EITHER (A) NOT A NUVEEN PERSON (AS DEFINED IN THE ADDITIONAL SERIES B MUNIFUND PREFERRED SHARES (MFP) PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 5, 2024, BETWEEN THE ISSUER OF THE SECURITY AND TORONTO-DOMINION INVESTMENT, INC.), OR (B) A NUVEEN PERSON, PROVIDED THAT (X) SUCH NUVEEN PERSON WOULD, AFTER SUCH SALE AND TRANSFER, OWN NOT MORE THAN 20% OF THE OUTSTANDING SERIES B MFP SHARES, OR (Y) THE PRIOR WRITTEN CONSENT OF THE FUND AND THE HOLDER(S) OF MORE THAN 50% OF THE OUTSTANDING SERIES B MFP SHARES HAS BEEN OBTAINED.

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7. The Transferee has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transferred Shares, and has so evaluated the merits and risks of such investment. The Transferee is able to bear the economic risk of an investment in the Transferred Shares and, at the present time, is able to afford a complete loss of such investment.

8. The Transferee is not purchasing the Transferred Shares as a result of any advertisement, article, notice or other communication regarding the Transferred Shares published in, nor was it offered the Transferred Shares by, any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to its knowledge, any other general solicitation or general advertisement.

9. Other than consummating the purchase of the Transferred Shares, the Transferee has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Transferee, executed any other purchases of securities of the Fund which may be integrated with the proposed purchase of the Transferred Shares by the Transferee.

10. The Transferee acknowledges that it has received a copy of the Purchase Agreement and Exhibits thereto and agrees to abide by any obligations therein binding on a transferee of the MFP Shares and the confidentiality obligations therein with respect to information relating to the Fund as if it were the Transferor. The Transferee further acknowledges that the MFP Shares will be subject to Mandatory Tender in connection with Transition Remarketing in accordance with Article 3 of the Variable Rate Mode Supplement, and agrees to cooperate to make any and all MFP Shares then owned by it available on a timely basis for Transition Remarketing.

11. If at any time the Fund is not furnishing information to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, the Transferee acknowledges that it has been given the opportunity to obtain from the Fund the information referred to in Rule 144A(d)(4) under the Securities Act, and has either declined such opportunity or has received such information and has had access to and has reviewed all information, documents and records that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Transferred Shares and that the Transferee understands the risk and other considerations relating to such investment.

12. The Transferee acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the Transferred Shares. The Transferee understands that any materials presented to the Transferee in connection with the purchase and sale of the Transferred Shares does not constitute legal, tax or investment advice from the Fund. The Transferee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the purchase of the Transferred Shares.

13. The Transferee acknowledges that each of Transferor and the Fund and their respective affiliates and others will rely on the acknowledgments, representations and warranties contained in this Transferee’s Certificate as a basis for exemption of the sale of the Transferred Shares under the Securities Act, under the securities laws of all applicable states, and for other purposes. The Transferee agrees to promptly notify the Fund and the Transferor if any of the acknowledgments, representations or warranties set forth herein are no longer accurate.

14. This Transferee Certificate shall be governed by and construed in accordance with the laws of the State of New York.

15. The Transferee agrees to provide, together with this completed and signed Transferee Certificate, a completed and signed IRS Form W‑9, Form W‑8 or successor or equivalent form, as applicable.

[Signature Page Follows.]

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The undersigned has provided a completed and signed IRS Form W‑9, Form W‑8 or successor form, as applicable, and has caused this Transferee’s Certificate to be executed by its duly authorized representative as of the date set forth below.

Date:

Name of Transferee (use exact name in which Transferred Shares are to be registered):

Authorized Signature

Print Name and Title

Address of Transferee for Registration of Transferred Shares:

Transferee’s taxpayer identification number:

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EXHIBIT D

INFORMATION TO BE PROVIDED BY THE FUND

Reporting as of:

TOB Floaters:  [$               ]

CUSIP	Portfolio Name	Description	Market Value	Par Value	Rating	[State

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EXHIBIT E

WITHHOLDING DOCUMENTS

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered

Purchaser	An executed United States Internal Revenue Service Form W‑9 (or any successor thereto).

(i) On the date of effectiveness of this Agreement, (ii) promptly upon reasonable demand by the Fund and (iii) promptly upon learning that any such form previously provided by Purchaser has become obsolete or incorrect.

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